Exhibit 10.2

TAX MATTERS AGREEMENT

by and between

TECHNIPFMC PLC

and

TECHNIP ENERGIES N.V.

Dated as of [●]

i

ARTICLE VI TAX RECORDS
Section 6.1.	Retention of Tax Records	13
Section 6.2.	Access to Tax Records	13
Section 6.3.	Preservation of Privilege	13
ARTICLE VII TAX CONTESTS
Section 7.1.	Notice	14
Section 7.2.	Control of Tax Contests	14
ARTICLE VIII SURVIVAL OF OBLIGATIONS
Section 8.1.	Survival of Obligations	16
ARTICLE IX TAX TREATMENT OF INTEREST
Section 9.1.	Tax Treatment of Interest	16
ARTICLE X GROSS-UP OF INDEMNIFICATION PAYMENTS
Section 10.1.	Gross-Up of Indemnification Payments	16
ARTICLE XI DISPUTE RESOLUTION
Section 11.1.	Dispute Resolution	17
ARTICLE XII MISCELLANEOUS
Section 12.1.	Termination	17
Section 12.2.	Corporate Power	17

ii

Annexes
Annex I	Defined Terms

Exhibits
Exhibit A	French Group Exit Agreements

iii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into effective as of [●], by and between TechnipFMC plc, a public limited company formed under the laws of England and Wales (“TFMC”) and Technip Energies N.V., a public limited liability company formed under the laws of the Netherlands and a wholly owned subsidiary of TFMC (“TEN”).  TFMC and TEN are each a “Party” and are sometimes referred to herein collectively as the “Parties.”

 RECITALS

WHEREAS, TFMC, acting together with its Subsidiaries, currently conducts the TFMC Business and the TEN Business;

WHEREAS, TFMC and TEN have entered into that certain Separation and Distribution Agreement, dated as of [●] (the “Separation Agreement”) pursuant to which the Separation will be consummated;

WHEREAS, the Parties intend that the Distribution will be a distribution to which Section 311(b) of the Internal Revenue Code of 1986, as amended (the “Code”) applies (the “Intended Tax Treatment”); and

WHEREAS, TFMC and TEN desire to set forth their agreement on the rights and obligations of TFMC and TEN and the members of the TFMC Group and the TEN Group, respectively, with respect to (a) the administration and allocation of federal, state, local, and foreign Taxes incurred in Tax Periods beginning prior to the Distribution Date, (b) Taxes resulting from the Distribution and transactions effected in connection with the Distribution and (c) various other Tax matters.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I
 ALLOCATION OF TAX LIABILITIES AND TAX-RELATED LOSSES

Section 1.1.          General Rule.

(a)          TFMC Liability.  Except with respect to Taxes and Tax-Related Losses described in Section 1.1(b), to the fullest extent permitted by law, TFMC shall be liable for, and shall cause the other members of the TFMC Group to, indemnify, defend and hold harmless TEN and each member of the TEN Group from and against any and all liabilities of TEN and any member of the TEN Group relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication), in each case other than any Taxes imposed on TEN or any member of the TEN Group pursuant to provisions of Treasury Regulations § 1.1502-6 (or similar provisions of state, local, or foreign Tax Law) as a result of any such member being or having been a member of a Prior Group:

(i)           Taxes that are allocated to TFMC under this Article I;

(ii)          any Tax resulting from a breach of any of covenant of TFMC or any member of the TFMC Group in this Agreement, the Separation Agreement or any Ancillary Agreement; and

(iii)         50% of all Separation Taxes.

(b)          TEN Liability.  TEN shall, to the fullest extent permitted by law, be liable for, and shall cause the other members of the TEN Group to, indemnify, defend and hold harmless TFMC and each member of the TFMC Group from and against any and all liabilities of TFMC and any member of the TFMC Group relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(i)           Taxes which are allocated to TEN under this Article I;

(ii)          any Tax resulting from a breach of any of TEN’s covenants in this Agreement, the Separation Agreement or any Ancillary Agreement; and

(iii)         50% of all Separation Taxes.

Section 1.2.          General Allocation Principles.  Except as otherwise provided in this Article I, all Taxes shall be allocated as follows:

(a)          Allocation of Taxes for Joint Returns. TFMC shall be responsible for all Taxes reported, or required to be reported, on any Joint Return that any member of the TFMC Group files or is required to file under the Code or other applicable Tax Law; provided, however, that to the extent any such Joint Return includes any Tax Item attributable to any member of the TEN Group or to the TEN Business for any Post-Distribution Period, TEN shall be responsible for all Taxes attributable to such Tax Items, computed in a manner reasonably determined by TFMC and in good faith cooperation with TEN.

(b)          Allocation of Taxes for Separate Returns.

(i)           TFMC shall be responsible for all Taxes reported, or required to be reported, on a TFMC Separate Return.

(ii)          TEN shall be responsible for all Taxes reported, or required to be reported, on a TEN Separate Return.

(c)          Taxes Not Reported on Tax Returns.

(i)           TFMC shall be responsible for any Tax attributable to any member of the TFMC Group or to the TFMC Business that is not required to be reported on a Tax Return.

(ii)          TEN shall be responsible for any Tax attributable to any member of the TEN Group or to the TEN Business that is not required to be reported on a Tax Return.

Section 1.3.          Allocation Conventions.

(a)          All Taxes allocated pursuant to Section 1.2(a) shall be allocated in accordance with the Closing of the Books Method; provided, however, that if applicable Tax Law does not permit a member of the TEN Group to close its Tax Period on the Distribution Date, the Tax attributable to the operations of the members of the TEN Group for any Pre-Distribution Period shall be the Tax computed using a hypothetical closing of the books consistent with the Closing of the Books Method unless otherwise agreed to by the Parties.

(b)          Any Tax Item of TEN or any member of the TEN Group arising from a transaction engaged in by TEN or any member of the TEN Group outside of the ordinary course of business on the Distribution Date after the Effective Time shall be properly allocable to TEN and any such transaction by or with respect to TEN or any member of the TEN Group occurring after the Effective Time shall be treated for all Tax purposes (to the extent permitted by applicable Tax Law) as occurring at the beginning of the day following the Distribution Date in accordance with the principles of Treasury Regulation § 1.1502-76(b) or any similar provisions of state, local or foreign Law; provided that the foregoing shall not include any action that is undertaken pursuant to the Transactions.

ARTICLE II
PREPARATION OF FILING OF TAX RETURNS

Section 2.1.          TFMC Separate Returns and Joint Returns.

(a)          TFMC shall prepare and file, or cause to be prepared and filed, at TFMC’s expense, all TFMC Separate Returns and Joint Returns, and each member of the TEN Group to which any such Joint Return relates shall execute and file such consents, elections and other documents as TFMC may reasonably determine, after consulting with TEN in good faith, are required or appropriate. TEN will elect and join, and will cause its respective Affiliates to elect and join, in filing any Joint Returns that TFMC reasonably determines are required to be filed or that TFMC elects to file, in each case pursuant to this Section 2.1(a).

(b)          The Parties and their respective Affiliates shall elect to close the Tax Period of each member of the TEN Group member on the Distribution Date, to the extent permitted by applicable Tax Law without changing the fiscal year of such member of the TEN Group.

(c)          TFMC shall submit to TEN a draft of the portions of any Joint Return that reflect a Tax liability allocated to TEN pursuant to Section 1.2(a).  TFMC shall (i) use its commercially reasonable efforts to make such portions of a Joint Return available for review as required under this Section 2.1(c) sufficiently in advance of the due date for filing of such Joint Return to provide TEN with a meaningful opportunity to analyze and comment on such portions of such Joint Return but in no event less than twenty (20) days prior to the filing of such Joint Return and (ii) modify any such Joint Return to take into account any reasonable comments provided by TEN.

Section 2.2.          TEN Separate Returns.  TEN shall prepare and file (or cause to be prepared and filed), at TEN’s expense, all TEN Separate Returns.

Section 2.3.          Tax Reporting Practices.

(a)          General Rule.  Except as provided in Section 2.3(b), TFMC shall prepare any Straddle Period Joint Return in accordance with past practices, permissible accounting methods, elections or conventions (“Past Practices”) used by the members of the TFMC Group and the members of the TEN Group prior to the Distribution Date with respect to such Tax Return to the extent permitted by applicable Law, and to the extent any items, methods or positions are not covered by Past Practices (or is not permitted under applicable Law to be prepared consistently with Past Practices), then TFMC shall prepare such Tax Return in accordance with reasonable Tax accounting practices selected by TFMC.  With respect to any Tax Return that TEN has the obligation and right to prepare, or cause to be prepared, under this Article II, to the extent such Tax Return is for a Pre-Distribution Period or Straddle Period and could affect any member of the TFMC Group, or such Tax Return is for any other Tax Period and could reasonably be expected to adversely affect any member of the TFMC Group, such Tax Return shall be prepared in accordance with Past Practices used by the members of the TFMC Group and the members of the TEN Group prior to the Distribution Date with respect to such Tax Return (unless the Parties jointly determine that there is not at least “substantial authority,” within the meaning of Section 6662(d)(2)(B)(i) of the Code (or any corresponding or similar provision of state, local or foreign Law) (“Substantial Authority”), for the use of such Past Practices); provided, however, that to the extent any items, methods or positions are not covered by Past Practices (or in the event the Parties jointly determine that there is not Substantial Authority for the use of such Past Practices), such Tax Return shall be prepared in accordance with reasonable Tax accounting practices selected by TEN.

(b)          Consistency with Intended Tax Treatment.  The Parties shall prepare all Tax Returns consistent with (i) the Intended Tax Treatment and (ii) the Valuations unless, in each case, and then only to the extent, an alternative position is required pursuant to a Final Determination.

(c)          Shared Contracts and Shared Permits.  Each of TEN and TFMC shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract and each Shared Permit inuring to its respective businesses as Assets owned by, and/or Liabilities or Taxes of, as applicable, such Party, or its Subsidiaries, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

Section 2.4.          TEN Carrybacks and Claims for Refund.

(a)          TEN agrees that, unless TFMC consents in writing (which consent may not be unreasonably withheld, conditioned, or delayed) or as required by Law, (i) no member of the TEN Group (nor its successors) shall file any Adjustment Request with respect to any Tax Return that could affect any Joint Return or any other Tax Return reflecting Taxes that are allocated to TFMC under Article I and (ii) any available elections to waive the right to claim any TEN Carryback in any Joint Return or any other Tax Return reflecting Taxes that are allocated to TFMC under Article I shall be made, and no affirmative election shall be made to claim any such TEN Carryback. In the event that TEN (or the appropriate member of the TEN Group) is prohibited by applicable Law from waiving or otherwise forgoing a TEN Carryback or TFMC consents to a TEN Carryback (which consent may not be unreasonably withheld, conditioned, or delayed), TFMC shall cooperate with TEN, at TEN’s expense, in seeking from the appropriate Tax Authority such Tax Benefit as reasonably would result from such TEN Carryback, to the extent that such Tax Benefit is directly attributable to such TEN Carryback, and shall pay over to TEN the amount of such Tax Benefit within twenty (20) days after such Tax Benefit is actually realized by the TFMC Group; provided, however, that TEN shall, to the fullest extent permitted by law, indemnify, defend and hold harmless TFMC and each member of the TFMC Group from and against any and all collateral Tax consequences relating to, arising out of or resulting from, directly or indirectly, any such TEN Carryback, including the loss or postponement of any benefit from the use of Tax Attributes generated by a member of the TFMC Group if (i) such Tax Attributes expire unused, but would have been utilized but for such TEN Carryback, or (ii) the use of such Tax Attributes is postponed to a later Tax Period than the Tax Period in which such Tax Attributes would have been used but for such TEN Carryback.

(b)          TFMC agrees that, unless TEN consents in writing (which consent may not be unreasonably withheld, conditioned, or delayed) or as required by Law, no member of the TFMC Group shall file any Adjustment Request with respect to any TEN Separate Return.

Section 2.5.          Apportionment of Tax Attributes.

(a)          Tax Attributes arising in a Pre-Distribution Period will be allocated to (and the benefits and burdens of such Tax Attributes will inure to) the members of the TFMC Group and the members of the TEN Group in accordance with the Code, Treasury Regulations, and any other applicable Tax Law, and, in the absence of controlling legal authority or unless otherwise provided under this Agreement, including pursuant to Section 2.6, Tax Attributes shall be allocated to the legal entity that created such Tax Attributes.

(b)          Except as provided in Section 2.6, as soon as reasonably practicable after the close of the Tax Period in which the Distribution Date occurs but in no event less than thirty (30) days prior to the filing of the applicable Joint Return allocating or apportioning any group basis Tax Attribute to the members of the TEN Group, TFMC shall deliver to TEN its determination in writing of the portion, if any, of any earnings and profits, Tax Attributes, overall foreign loss or other affiliated, consolidated, combined, unitary, fiscal unity or other group basis Tax Attribute which is allocated or apportioned to the members of the TEN Group in respect of such Joint Return under applicable Tax Law and this Agreement (“Proposed Allocation”). TEN shall review such Proposed Allocation and provide TFMC any comments with respect thereto no later than ten (10) days prior to filing any applicable Joint Return. TFMC shall accept any such comments that are reasonable, and such resulting determination will become final (“Final Allocation”). All members of the TFMC Group and TEN Group shall prepare all Tax Returns in accordance the Final Allocation. In the event of an adjustment to the earnings and profits, any Tax Attributes, overall foreign loss or other affiliated, consolidated, combined, unitary, fiscal unity or other group basis attribute, TFMC shall promptly notify TEN in writing of such adjustment. For the avoidance of doubt, TFMC shall not be liable to any member of the TEN Group for any failure of any determination under this Section 2.5(b) to be accurate under applicable Tax Law; provided such determination was made in good faith with reasonable communication and cooperation with TEN.

(c)          Except as otherwise provided herein, to the extent that the amount of any Tax Attribute is later reduced or increased by a Tax Authority or Tax Proceeding, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 2.5(a), as agreed by the Parties.

Section 2.6.          Certain UK Tax Provisions.

 (a)          UK Group Relief.

(i)          TFMC shall be responsible for determining the amounts for purposes of UK Group Relief available to be surrendered in accordance with and subject to applicable Law (A) by any member of the TFMC Group to any member of the TEN Group, or (B) by any member of the TEN Group to any member of the TFMC Group, as the case may be (save in respect of any UK Group Relief arrangements for any Pre-Distribution Period intended to be effective and notified between the Parties before the date of this Agreement, after taking account of any other UK Tax Relief available for use within (including between members of) the TFMC Group and within (including between members of) the TEN Group which shall be available for use in priority to surrenders available under clauses (A) and (B) of this Section 2.6(a)(i)).

(ii)          Subject to both Parties agreeing to and consenting to such surrenders, the Parties shall make, or shall cause to be made, such elections and shall take such other actions that are necessary or appropriate to give effect to the surrender of any amounts referred to in Section 2.6(a)(i)(A) and (B), and to ensure that such surrenders are allowed in full by HM Revenue & Customs. For the avoidance of doubt, the Parties shall be treated as agreeing and consenting to any surrenders arising in respect of any UK Group Relief arrangements for any Pre-Distribution Period notified between the Parties before the date of this Agreement.

(iii)         Unless otherwise agreed between the Parties, in consideration of such surrenders as are referred to in Section 2.6(a)(i)(A), TEN shall procure that the relevant member of the TEN Group shall pay to the relevant member of the TFMC Group such amount of UK corporation Tax as is saved by the relevant member of the TEN Group (including where UK corporation Tax previously paid has been refunded) as a result of the relevant surrender, such amount to be paid no later than the time which such UK corporation Tax saved would otherwise have been paid to a Tax Authority.

(iv)         Unless otherwise agreed between the Parties, in consideration of such surrenders as are referred to in Section 2.6(a)(i)(B), TFMC shall procure that the relevant member of the TFMC Group shall pay to the relevant member of the TEN Group such amount of UK corporation Tax as is saved by the relevant member of the TFMC Group (including where UK corporation Tax previously paid has been refunded) as a result of the relevant surrender, such amount to be paid no later than the time which such UK corporation Tax saved would otherwise have been paid to a Tax Authority.

(b)          Preparation of Interest Restriction Returns.

(i)           Subject to Section 2.6(b)(v), The Parties agree that Technip UK Limited is and shall remain the reporting company for the purposes of Schedule 7A TIOPA in respect of members of the TEN Group and the TFMC Group for the purposes of Part 10 of TIOPA, for all Pre-Distribution Periods and for the Straddle Period.

(ii)          Subject to Section 2.6(b)(v), Technip UK Limited shall have conduct of preparing and submitting to and agreeing with HM Revenue & Customs all interest restriction returns for the purposes of Schedule 7A TIOPA in respect of members of the TEN Group and the TFMC Group for the purposes of Part 10 of TIOPA, for all Pre-Distribution Periods and for the Straddle Period (the “Interest Restriction Returns”).

(iii)         For the purposes of this Section 2.6(b):

(1)	a copy of each Interest Restriction Return shall be delivered by Technip UK Limited to TEN and TFMC.

(2)
TEN and TFMC shall afford (or procure the affordance) to Technip UK Limited or its duly authorised agents information and assistance which may reasonably be required to prepare, submit and agree all outstanding Interest Restriction Returns; and

(3)	TEN and TFMC must as soon as practicable deliver to Technip UK Limited copies of all correspondence sent to or received from HM Revenue & Customs in respect of any Interest Restriction Return.

(iv)          No member of the TEN Group nor the TFMC Group shall, without the prior written consent of TEN or TFMC (as applicable), revoke or amend any Interest Restriction Return and no member of the TEN Group or the TFMC Group shall elect to become a non-consenting company for the purposes of schedule 7A TIOPA.

(v)          TEN shall appoint its own reporting company for the purposes of schedule 7A TIOPA in respect of members of the TEN Group, and may be responsible for relevant Interest Restriction Returns, for that part of the Straddle Period ending after the Distribution Date.

Section 2.7.          French Tax Consolidation.  As a result of the Distribution, the French Tax resident members of the TEN Group that are members of the French Tax consolidated group set-up by TFMC in accordance with the provisions of Article 223 A et seq. of the Code général des impôts will exit from such Tax consolidated group with effect as from January 1, [2021].  The French Tax consequences of such exit will be governed by the provisions of the French Tax Group Exit Agreements attached hereto as Exhibit A. To the extent that any of the terms of this Agreement are inconsistent with the terms of the French Group Exit Agreements, the terms of the French Group Exit Agreements shall control.

Section 2.8.          Equity Compensation.  Tax deductions with respect to TFMC Equity Compensation Awards and TEN Equity Compensation Awards shall be allocated to the members of the TFMC Group and the members of the TEN Group in accordance with the Code, Treasury Regulations, and any other applicable Tax Law.

ARTICLE III
 TAX PAYMENTS

Section 3.1.          Taxes Shown on Tax Returns.  TFMC shall pay (or cause to be paid) to the proper Tax Authority the Tax shown as due on any Tax Return that a member of the TFMC Group is responsible for preparing under Article II, and TEN shall pay (or cause to be paid) to the proper Tax Authority the Tax shown as due on any Tax Return that a member of the TEN Group is responsible for preparing under Article II. At least three (3) Business Days prior to any Payment Date for any Straddle Period Joint Return, TEN shall pay to TFMC the amount TEN is responsible for under the provisions of Article I as calculated pursuant to this Agreement.

Section 3.2.          Adjustments Resulting in Underpayments.  In the case of any adjustment pursuant to a Final Determination with respect to any Tax, the Party to which such Tax is allocated pursuant to this Agreement shall pay to the applicable Tax Authority when due any additional Tax required to be paid as a result of such adjustment or, if the other Party is required under applicable Law to make such payment, to reimburse the paying Party with respect to such adjustment.

Section 3.3.          Indemnification Payments.

(a)          Except as provided in the last sentence of Section 3.1, if any Party (the “Payor”) is required under applicable Tax Law to pay to a Tax Authority a Tax that another Party (the “Required Party”) is liable for or required to indemnify the Payor for under this Agreement, the Required Party shall reimburse the Payor within thirty (30) Business Days of delivery by the Payor to the Required Party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto.  Except as otherwise provided in the following sentence, the Required Party shall also pay to the Payor any reasonable costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses) within thirty (30) Business Days after the Payor’s written demand therefor. Notwithstanding the foregoing, if TFMC or TEN disputes in good faith the fact or the amount of its obligation hereunder, then no payment of the amount in dispute shall be required until any such good faith dispute is resolved in accordance with Section 11.1 hereof.

(b)          All indemnification payments under this Agreement shall be made by TFMC directly to TEN and by TEN directly to TFMC; provided, however, that if the Parties mutually agree for administrative convenience with respect to any such indemnification payment, any member of the TFMC Group, on the one hand, may make such indemnification payment to any member of the TEN Group, on the other hand, and vice versa.

ARTICLE IV
 TAX BENEFITS

Section 4.1.          Tax Refunds.   TFMC shall be entitled (subject to the provisions in Section 2.4) to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which TFMC is liable hereunder, and TEN shall be entitled (subject to the provisions in Section 2.4) to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which TEN is liable hereunder. A Party receiving a refund to which another Party is entitled hereunder shall pay over such refund to such other Party within thirty (30) Business Days after such refund is received.

Section 4.2.          Other Tax Benefits.

(a)          If a member of the TEN Group or TFMC Group actually realizes any Tax Benefit, as a result of any liability, obligation, loss or payment (each, a “Loss”) for which a member of one Party’s Group is required to indemnify any member of the other Party’s Group pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement (in each case, without duplication of any amounts payable or taken into account under this Agreement, the Separation Agreement or any Ancillary Agreement), and such Tax Benefit would not have arisen but for such adjustment or Loss (determined on a “with and without” basis), the Party whose Group actually realizes such Tax Benefit, shall make a payment to the other Party in an amount equal to the amount of such actually realized Tax Benefit in cash within twenty (20) Business Days of actually realizing such Tax Benefit. To the extent that any Tax Benefit (or portion thereof) in respect of which any amounts were paid over pursuant to the foregoing provisions of this Section 4.2(a) is subsequently disallowed by the applicable Tax Authority, the Party that received such amounts shall promptly repay such amounts (together with any penalties, interest or other charges imposed by the relevant Tax Authority) to the other Party.

(b)          No later than twenty (20) Business Days after a Tax Benefit described in Section 4.2(a) is actually realized by a member of the TFMC Group or a member of the TEN Group, TFMC or TEN, as the case may be, shall provide the other Party with a written calculation of the amount payable to such other Party pursuant to Section 4.2(a). In the event that TFMC or TEN, as the case may be, disagrees with any such calculation described in this Section 4.2(b), such Party shall so notify the other Party in writing within twenty (20) Business Days of receiving such written calculation. The Parties shall endeavor in good faith to resolve such disagreement, and, failing that, the amount payable under this Section 4.2 shall be determined in accordance with Section 11.1.

ARTICLE V
 ADDITIONAL COVENANTS

Section 5.1.          Assistance and Cooperation.

(a)          The Parties shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Parties and their Affiliates, including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed.  Such cooperation shall include making all information and documents in their possession relating to any other Party and its Affiliates reasonably available to such other Party as provided in Article VI.  Each of the Parties shall also make available to any other Party, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Parties or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.  TEN and each other member of the TEN Group shall cooperate with TFMC and take any and all actions reasonably requested by TFMC in connection with obtaining the Tax Opinions (including, by making any new representation or covenant, confirming any previously made representation or covenant or providing any materials or information requested by any Tax Advisor; provided that neither TEN nor any other member of the TEN Group shall be required to make or confirm any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control).

(b)          Any information or documents provided under this Agreement shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.  In addition, in the event that TFMC determines that the provision of any information or documents to TEN or any TEN Affiliate, or TEN determines that the provision of any information or documents to TFMC or any TFMC Affiliate, could be commercially detrimental, violate any Law or agreement or waive any Privilege, the Parties shall use commercially reasonable efforts to permit each other’s compliance with its obligations under this Article V in a manner that avoids any such harm or consequence.

Section 5.2.          Tax Return Information.  Each of TFMC and TEN acknowledges, and shall cause each member of their respective Group to acknowledge, that time is of the essence in relation to any request for information, assistance or cooperation made pursuant to Section 5.1 or this Section 5.2. Each of TFMC and TEN, and each member of their respective Group, acknowledges that failure to conform to the reasonable deadlines set by the Party making such request could cause irreparable harm. Each Party shall provide to the other Party information and documents relating to its Group reasonably required by the other Party to prepare Tax Returns, including any pro forma returns required by the Responsible Party for purposes of preparing such Tax Returns.  Any information or documents the Responsible Party requires to prepare such Tax Returns shall be provided in such form as the Responsible Party reasonably requests and at or prior to the time reasonably specified by the Responsible Party so as to enable the Responsible Party to file such Tax Returns on a timely basis.

Section 5.3.          Reliance by TFMC.  If any member of the TEN Group supplies information to a member of the TFMC Group in connection with a Tax liability and an officer of a member of the TFMC Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the TFMC Group identifying the information being so relied upon, the chief financial officer of TEN (or any officer of TEN as designated by the chief financial officer of TEN) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. TEN shall, to the fullest extent permitted by Law, indemnify, defend and hold harmless TFMC and each member of the TFMC Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing from and against any Liability relating to, arising out of or resulting from, directly or indirectly, a member of the TEN Group having supplied, pursuant to this Article V, a member of the TFMC Group with inaccurate or incomplete information in connection with a Tax liability.

Section 5.4.          Reliance by TEN.  If any member of the TFMC Group supplies information to a member of the TEN Group in connection with a Tax liability and an officer of a member of the TEN Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the TEN Group identifying the information being so relied upon, the chief financial officer of TFMC (or any officer of TFMC as designated by the chief financial officer of TFMC) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. TFMC shall, to the fullest extent permitted by Law, indemnify, defend and hold harmless TEN and each member of the TEN Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing from and against any Liability relating to, arising out of or resulting from, directly or indirectly, a member of the TFMC Group having supplied, pursuant to this Article V, a member of the TEN Group with inaccurate or incomplete information in connection with a Tax liability.

Section 5.5.          Separation Taxes.  As soon as reasonably practicable after the close of the Tax Period in which the Distribution Date occurs but in no event more than one hundred and eighty (180) days after the close of such Tax Period, TFMC shall deliver to TEN a schedule showing in reasonable detail acceptable to TEN the estimated calculation of Separation Taxes. No later than thirty (30) days prior to the filing of any Joint Return on which such Separation Taxes are reported, TFMC shall deliver to TEN a final calculation of Separation Taxes reported on such Joint Return. TEN shall review such schedule of Separation Taxes and provide TFMC any comments with respect thereto no later than ten (10) days prior to filing any such applicable Joint Return. TFMC shall accept any such comments that are reasonable, and such resulting determination will become final. TEN shall (and shall cause its Affiliates to) reasonably cooperate with TFMC to correct any errors in the chronology or completion of any transactions intended to facilitate, or otherwise effectuated in connection with, the Separation, and take any and all commercially reasonable actions requested by TFMC to minimize any Separation Taxes.

Section 5.6.          Quarterly Meetings.  Executives designated by the Parties responsible for Tax matters of each respective Party shall meet in person or by teleconference or video conference at or promptly after the conclusion of each calendar quarter beginning with the first quarter following the Distribution Date to discuss issues relating to Tax matters of the Parties and the administration of this Agreement, except as otherwise agreed by the Parties (whether by electronic mail, telephone or otherwise).

ARTICLE VI
 TAX RECORDS

Section 6.1.          Retention of Tax Records.  Each of TFMC and TEN shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Distribution Periods, and TFMC shall preserve and keep all other Tax Records relating to Taxes of the TFMC Group and TEN Group for Pre-Distribution Periods, for so long as the contents thereof may be or become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven (7) years after the Distribution Date (such later date, the “Retention Date”).  After the Retention Date, each of TFMC and TEN may dispose of such Tax Records upon sixty (60) Business Days’ prior written notice to the other Party.  If, prior to the Retention Date, (a) TFMC or TEN reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Article VI are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Party agrees, then such first Party may dispose of such Tax Records upon sixty (60) Business Days’ prior notice to the other Party.  Any notice of an intent to dispose given pursuant to this Section 6.1 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed.  The notified Parties shall have the opportunity, at their cost and expense, to copy or remove, within such sixty (60) Business Day period, all or any part of such Tax Records.  If, at any time prior to the Retention Date, a Party or any of its Affiliates determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then such program or system may be decommissioned or discontinued upon ninety (90) Business Days’ prior notice to the other Party and the other Party shall have the opportunity, at its cost and expense, to copy, within such ninety (90) Business Day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.

Section 6.2.          Access to Tax Records.  The Parties shall, and shall cause their respective Affiliates to, make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession pertaining to (a) in the case of any Tax Return of the TFMC Group, the portion of such return that relates to Taxes for which the TEN Group may be liable pursuant to this Agreement or (b) in the case of any Tax Return of the TEN Group, the portion of such return that relates to Taxes for which the TFMC Group may be liable pursuant to this Agreement, and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Tax Authority or other Tax auditor direct access, at the cost and expense of the requesting Party, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement.

Section 6.3.          Preservation of Privilege.  The Parties shall, and shall cause their respective Affiliates to, not provide access to, copies of, or otherwise disclose to any Person any documentation relating to Taxes existing prior to the Distribution Date to which Privilege may reasonably be asserted without the prior written consent of the Party that may assert a claim of Privilege in respect of such documentation, which such consent may be withheld or conditioned in the sole and absolute discretion of such Party so long as such claim of Privilege may be reasonably asserted.

ARTICLE VII
 TAX CONTESTS

Section 7.1.          Notice.  A Party shall provide prompt notice to the other Party of any written communication from a Tax Authority regarding any pending Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware, which notice shall in no event be later than thirty (30) days after receipt of such written communication (provided that any failure on a Party to so notify the other Party shall not limit any of the obligations of such other Party under this Agreement except to the extent such failure materially prejudices the defense of any Tax audit, assessment or proceeding or other Tax Contest), (a) related to Taxes for Tax Periods for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder, (b) relating to a TEN Separate Return for a Pre-Distribution Period or Straddle Period that could reasonably be expected to adversely affect any member of the TFMC Group or for any other Tax Period that could reasonably be expected to materially adversely affect any member of the TFMC Group, or (c) otherwise relating to the Intended Tax Treatment or the Separation (including the resolution of any Tax Contest relating thereto).  Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters.  If an indemnified Party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such Party fails to give the indemnifying Party prompt notice of such asserted Tax liability and the indemnifying Party is entitled under this Agreement to contest the asserted Tax liability, then (i) to the extent the indemnifying Party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying Party shall have no obligation to indemnify the indemnified Party for any Taxes arising out of such asserted Tax liability, and (ii) to the extent the indemnifying Party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a material monetary detriment to the indemnifying Party, then any amount which the indemnifying Party is otherwise required to pay the indemnified Party pursuant to this Agreement shall be reduced by the amount of such detriment.

Section 7.2.          Control of Tax Contests.

(a)          TFMC Control.  Notwithstanding anything in this Agreement to the contrary, TFMC shall have the right to control any Tax Contest with respect to any Tax matters relating to; (i) a Joint Return, (ii) a TFMC Separate Return and (iii) Separation Taxes.  Subject to Section 7.2(c) and Section 7.2(d), TFMC shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any such Tax Contest.

(b)          TEN Control.  Except as otherwise provided in this Section 7.2, TEN shall have the right to control any Tax Contest with respect to any TEN Separate Return.  Subject to Section 7.2(c) and Section 7.2(d), TEN shall have reasonable discretion, after consultation with TFMC, with respect to any decisions to be made, or the nature of any action to be taken, with respect to any such Tax Contest relating to a TEN Separate Return for a Pre-Distribution Period or Straddle Period that could reasonably be expected to adversely affect any member of the TFMC Group or for any other Tax Period that could reasonably be expected to materially adversely affect any member of the TFMC Group, and absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any other such Tax Contest.

(c)          Settlement Rights.  The Controlling Party shall have the sole right to contest, litigate, compromise and settle any Tax Contest without obtaining the prior consent of the Non‑Controlling Party; provided, that to the extent any such Tax Contest (i) could give rise to a claim for indemnity by the Controlling Party or its Affiliates against the Non-Controlling Party or its Affiliates under this Agreement, or (ii) is with respect to a TEN Separate Return for a Pre-Distribution Period or Straddle Period and could reasonably be expected to adversely affect any member of the TFMC Group or for any other Tax Period that could reasonably be expected to materially adversely affect any member of the TFMC Group, then the Controlling Party shall not settle any such Tax Contest without the Non-Controlling Party’s prior written consent (which consent may not be unreasonably withheld, conditioned, or delayed).  Subject to Section 7.2(e), and unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (A) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (B) the Controlling Party shall timely provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (C) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (D) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (E) the Controlling Party shall defend such Tax Contest diligently and in good faith.  The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.  In the case of any Tax Contest described in this Article VII, “Controlling Party” means the Party entitled to control the Tax Contest under such Section and “Non-Controlling Party” means (x) TFMC if TEN is the Controlling Party and (y) TEN if TFMC is the Controlling Party.

(d)          Tax Contest Participation.  Subject to Section 7.2(e), and unless waived by the Parties in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend and participate in, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest (i) pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement or (ii) that is with respect to a TEN Separate Return for a Pre-Distribution Period or Straddle Period and could reasonably be expected to adversely affect any member of the TFMC Group or for any other Tax Period that could reasonably be expected to materially adversely affect any member of the TFMC Group. The failure of the Controlling Party to provide any notice specified in this Section 7.2(d) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

(e)          Joint Returns.  Notwithstanding anything in this Article VII to the contrary, in the case of a Tax Contest related to a Joint Return, the rights of TEN and its Affiliates under Section 7.2(c) and Section 7.2(d) shall be limited in scope to the portion of such Tax Contest relating to Taxes for which TEN may reasonably expected to become liable to make any indemnification payment to TFMC under this Agreement.

(f)          Power of Attorney.  Each member of the TEN Group shall execute and deliver to TFMC (or such member of the TFMC Group as TFMC shall designate) any power of attorney or other similar document reasonably requested by TFMC (or such designee) in connection with any Tax Contest (as to which TFMC is the Controlling Party) described in this Article VII.  Each member of the TFMC Group shall execute and deliver to TEN (or such member of the TEN Group as TEN shall designate) any power of attorney or other similar document requested by TEN (or such designee) in connection with any Tax Contest (as to which TEN is the Controlling Party) described in this Article VII.

ARTICLE VIII
 SURVIVAL OF OBLIGATIONS

Section 8.1.          Survival of Obligations.  The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

ARTICLE IX
 TAX TREATMENT OF INTEREST

Section 9.1.          Tax Treatment of Interest.  Anything herein or in the Separation Agreement to the contrary notwithstanding, to the extent one Party makes a payment of interest to the other Party under this Agreement with respect to the period from the date that the Party receiving the interest payment made a payment of Tax to a Tax Authority to the date that the Party making the interest payment reimbursed the Party receiving the interest payment for such Tax payment, the interest payment shall be treated as interest expense to the Party making such payment (deductible to the extent provided by Law) and as interest income by the Party receiving such payment (includible in income to the extent provided by Law).  The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Party making such payment or increase in Tax to the Party receiving such payment.

ARTICLE X
 GROSS-UP OF INDEMNIFICATION PAYMENTS

Section 10.1.        Gross-Up of Indemnification Payments.  Except to the extent provided in Section 9.1, any Tax indemnity payment made by a Party under this Agreement shall be increased as necessary so that after making all payments in respect to Taxes imposed on or attributable to such indemnity payment, the recipient Party receives an amount equal to the sum it would have received had no such Taxes been imposed.

ARTICLE XI
 DISPUTE RESOLUTION

Section 11.1.        Dispute Resolution.  Any and all disputes, controversies and claims arising hereunder, including with respect to (i) the validity, interpretation, performance, breach or termination of this Agreement or (ii) the proper treatment of any Tax not specifically characterized in this Agreement (collectively, “Tax Matters Disputes”) shall be resolved through the procedures provided in Article VI of the Separation Agreement, with Tax Matters Disputes included within the meaning of the term “Dispute” for purposes of Article VI of the Separation Agreement.

ARTICLE XII
 MISCELLANEOUS

Section 12.1.        Termination.  In the event the Separation Agreement is terminated, this Agreement shall automatically become null and void and no Party, nor any Party’s directors, officers or employees, shall have any Liability of any kind to any Person by reason of this Agreement.  After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by TFMC and TEN.

Section 12.2.        Corporate Power.

(a)          TFMC represents on behalf of itself and each other member of the TFMC Group, and TEN represents on behalf of itself and each other member of the TEN Group, as follows:

(i)          each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii)          this Agreement has been or will be duly executed and delivered by it and constitutes or will constitute a valid and binding agreement of it enforceable in accordance with the terms thereof.

(b)          Each Party acknowledges that it and each other Party may execute this Agreement by facsimile, stamp or mechanical signature. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it shall not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of any other Party at any time it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

Section 12.3.        Modifications or Amendments.  Subject to the provisions of applicable Law, and except as otherwise provided in this Agreement, this Agreement may be amended, modified or supplemented only by written instrument signed by the authorized representative of the Party against whom it sought to enforce such waiver, amendment, supplement or modification is sought to be enforced; provided, at any time prior to the Effective Time, the terms and conditions of this Agreement, including terms relating to the Transactions, may be amended, modified or abandoned by and in the sole and absolute discretion of the TFMC Board without the approval of any Person, including TFMC or TEN.

Section 12.4.        Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 12.5.        Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 12.6.        Governing Law.  This Agreement (and any claims or Tax Matters Disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of New York, irrespective of the choice of laws principles of the State of New York, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 12.7.        Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid or by prepaid overnight courier (providing written proof of delivery), or by electronic mail (with confirmed receipt), addressed as follows:

If to TFMC, to:

TechnipFMC plc
One St. Paul’s Churchyard,
London EC4M 8AP, United Kingdom
Attention: Victoria Lazar
Email: victoria.lazar@technipfmc.com
Attention: Melody Clark
Email: melody.clark@technipfmc.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, IL 60611
Attention: Ryan Maierson
Email: ryan.maierson@lw.com
Attention: Christopher R. Drewry
Email: christopher.drewry@lw.com

If to TEN, to:

Technip Energies N.V.
6-8 Allée de l’Arche, Faubourg de l’Arche, ZAC Danton, 92400
Courbevoie, France
Attention: Pascaline Williams-Duflos
Email: Pascaline.williamsduflos@technipfmc.com
Attention: Stephen Siegel
Email: stephen.siegel@technipfmc.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: William Aaronson
Email: william.aaronson@davispolk.com
Attention: Jacques Naquet-Radiguet
Email: jacques.naquet@davispolk.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 12.8.        Entire Agreement.  This Agreement (including any exhibits hereto), the Separation Agreement and the other Ancillary Agreements constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof; for the avoidance of doubt, the preceding clause shall apply to all other agreements, whether or not written, in respect of any Tax between or among any member or members of the TFMC Group, on the one hand, and any member or members of the TEN Group, on the other hand, which agreements shall be of no further effect between the parties thereto and any rights or obligations existing thereunder shall be fully and finally settled, calculated as of the date hereof.  Except as expressly set forth in the Separation Agreement or any Ancillary Agreement: (i) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries, to the extent such matters are the subject of this Agreement, shall be governed exclusively by this Agreement; and (ii) for the avoidance of doubt, in the event of any conflict between the Separation Agreement or any Ancillary Agreement, on the one hand, and this Agreement, on the other hand, with respect to such matters, the terms and conditions of this Agreement shall govern.

Section 12.9.        No Third-Party Beneficiaries.  Except for the indemnification rights under this Agreement of any TFMC Indemnitee or TEN Indemnitee in their respective capacities as such: (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person (including any shareholders of TFMC or shareholders of TEN) except the Parties hereto any rights or remedies hereunder; and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third Person (including any shareholders of TFMC or shareholders of TEN) with any remedy, claim, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 12.10.      Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 12.11.      Interpretation.  The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Schedule or Exhibit, such reference shall be to a Section of, Schedule to or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” For purposes of this Agreement, whenever the context requires the singular number shall include the plural, and vice versa. All references in this Agreement to “$” are intended to refer to United States dollars and all references to “EUR” are to the lawful currency of the European Union. Any reference to a particular Law means such Law as amended, modified or supplemented (including all rules and regulations promulgated thereunder) and, unless otherwise provided, as in effect from time to time.

Section 12.12.      Defined Terms.  Capitalized terms used and not otherwise defined herein shall have the meanings specified or referred to in Annex I.

Section 12.13.      Assignment.  Neither this Agreement, nor any of the rights, interests or obligations under this Agreement, shall be assigned, in whole or in part, by either Party without the prior written consent of the other Party. Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 12.14.      Specific Performance.

(a)          The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Section 12.1, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (without necessity of posting bond or other security (any requirements therefor being expressly waived)), this being in addition to any other remedy to which they are entitled at Law or in equity.

(b)          Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief as provided herein on the basis that (i) the other Party has an adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 12.15.      Payment Terms.

(a)          Except as otherwise expressly provided to the contrary in this Agreement, any amount to be paid or reimbursed by a Party (where applicable, or a member of such Party’s Group) to the other Party (where applicable, or a member of such other Party’s Group) under this Agreement shall be paid or reimbursed hereunder within sixty (60) days after presentation of an invoice or a written demand therefor, in either case setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b)          Except as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within sixty (60) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate, from time to time in effect, plus two percent (2%), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(c)          Without the consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by either TFMC or TEN under this Agreement shall be made in U.S. dollars or in Euros, as requested by the recipient Party.  Except as expressly provided herein, any payment required to be made pursuant to Section 3.1 and Section 3.2 which is not expressed in either U.S. dollars or Euros shall be converted into U.S. dollars or Euros, as the case may be, by using the applicable exchange rate used by the recipient Party for financial reporting or accounting purposes for the month in which the applicable Tax Return is filed or in which any applicable Final Determination is made.  In the event that any payment required to be made hereunder other than pursuant to the preceding sentence is denominated in a currency other than U.S. dollars or Euros, the amount of such payment shall be converted into U.S. dollars or Euros, as requested by the indemnified Party, using the applicable exchange rate used by the recipient Party for financial reporting or accounting purposes for the month in which notice of the claim is given to the indemnifying Party.

Section 12.16.      Survival of Covenants.  Except as expressly set forth in this Agreement, the covenants, representations and warranties contained in this Agreement, and liability for the breach of any obligations contained herein, shall survive the Transactions and shall remain in full force and effect in accordance with their terms.

Section 12.17.      Construction.  This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have conducted such investigations they thought appropriate, and have consulted with such advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

Section 12.18.      Performance.  Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

Section 12.19.      No Admission of Liability.  The allocation of assets and liabilities herein is solely for the purpose of allocating such assets and liabilities between TFMC and TEN and is not intended as an admission of liability or responsibility for any alleged liabilities vis-à-vis any Third Party, including with respect to the liabilities of any non-wholly owned subsidiary of TFMC or TEN.

Section 12.20.      Limitations of Liability.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER TFMC NOR ITS AFFILIATES, ON THE ONE HAND, NOR TEN NOR ITS AFFILIATES, ON THE OTHER HAND, SHALL BE LIABLE UNDER THIS AGREEMENT TO THE OTHER FOR ANY INCIDENTAL CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER ARISING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (OTHER THAN ANY SUCH LIABILITY WITH RESPECT TO INDEMNIFICATION OF SUCH DAMAGES PAID BY AN INDEMNITEE IN RESPECT OF A THIRD-PARTY CLAIM).

Section 12.21.      Other Agreements.  Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Separation Agreement or the other Ancillary Agreements.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

TechnipFMC PLC

By:
Name:
Title:

[Signature Page to Tax Matters Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

Technip Energies N.V.

By:
Name:
Title:

[Signature Page to Tax Matters Agreement]

 ANNEX I:

Defined Terms

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset, and (c) any claim for refund or credit of Taxes previously paid.

“Affiliate” has the meaning set forth in the Separation Agreement.

“Ancillary Agreement” has the meaning set forth in the Separation Agreement; provided, however, that for purposes of this Agreement, this Agreement shall not constitute an Ancillary Agreement.

“Assets” has the meaning set forth in the Separation Agreement.

“Business Day” has the meaning set forth in the Separation Agreement.

“Capital Stock” means all classes or series of capital stock of a corporation, including (a) common stock, (b) all options, warrants and other rights to acquire such capital stock and (c) all instruments properly treated as stock in such corporation for U.S. federal Income Tax purposes.

“Closing of the Books Method” means the apportionment of items between portions of a Tax Period based on a closing of the books and records on the close of the Distribution Date (in the event that the Distribution Date is not the last day of the Tax Period, as if the Distribution Date were the last day of the Tax Period), subject to adjustment for items accrued on the Distribution Date that are properly allocable to the Tax Period following the Distribution, as jointly determined by TFMC and TEN; provided that any items not susceptible to such apportionment shall be apportioned on the basis of elapsed days during the relevant portion of the Tax Period.

“Distribution” means the issuance and distribution of ordinary shares of TEN to holders of TFMC ordinary shares on the Record Date on a pro rata basis.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“Effective Time” has the meaning set forth in the Separation Agreement.

“Employee Matters Agreement” has the meaning set forth in the Separation Agreement.

1

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for any Tax Period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a state, local, or foreign taxing jurisdiction, except that an IRS Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such Tax Period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a state, local, or foreign taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of a Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (e) by a final settlement resulting from a treaty-based competent authority determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations, the execution of a pre-filing agreement with the IRS or other Tax Authority, or by mutual agreement of the Parties.

“Governmental Entity” has the meaning set forth in the Separation Agreement.

“Group” means (a) with respect to TFMC, the TFMC Group, and (b) with respect to TEN, the TEN Group, as the context requires.

“Income Tax” means all U.S. federal, state, local and foreign income, franchise or similar Taxes imposed on (or measured by) net income or net profits, and any interest, penalties, additions to Tax or additional amounts in respect of the foregoing.

“IRS” means the U.S. Internal Revenue Service or any successor agency.

“Joint Return” means any Tax Return that includes, by election or otherwise, one or more members of the TFMC Group together with one or more members of the TEN Group.

“Law” has the meaning set forth in the Separation Agreement.

“Liabilities” has the meaning set forth in the Separation Agreement.

“Parties” and “Party” have the meaning set forth in the preamble to this Agreement.

“Payment Date” means, with respect to a Tax Return, (a) the due date for any required installment of estimated Taxes, (b) the due date (determined without regard to extensions) for filing such Tax Return, or (c) the date such Tax Return is filed, as the case may be.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture (including with respect to any vessel), estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, without regard to whether any entity is treated as disregarded for U.S. federal Income Tax purposes.

“Post-Distribution Period” means any Tax Period beginning after the Distribution Date and, in the case of any Straddle Period, the portion of such Tax Period beginning on the day after the Distribution Date.

“Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on and including the Distribution Date.

“Prime Rate” has the meaning set forth in the Separation Agreement.

2

“Prior Group” means any group that filed or was required to file (or will file or be required to file) a Tax Return, for a Tax Period or portion thereof ending at the close of the Distribution Date, on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) that includes at least one member of the TEN Group.

“Privilege” means any common law or statutory privilege or protection that may be asserted under applicable law, including, any privilege or protection arising under or relating to the attorney-client relationship, work product privileges, the tax practitioner privilege and any other privilege relating to internal evaluation processes.

“Record Date” has the meaning set forth in the Separation Agreement.

“Responsible Party” means, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return under this Agreement.

“Separation” has the meaning set forth in the Separation Agreement.

“Separation Taxes” means any Taxes actually paid by the TFMC Group or the TEN Group in connection with the transactions comprising the Separation, determined on a “with and without” basis comparing any Taxes that would have been paid by the TFMC Group or the TEN Group in the applicable Tax Period had the transactions comprising the Separation not occurred.

“Shared Contract” has the meaning set forth in the Separation Agreement.

“Shared Permit” has the meaning set forth in the Separation Agreement.

“Straddle Period” means any Tax Period that begins before and ends after the Distribution Date.

“Subsidiary” has the meaning set forth in the Separation Agreement.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, escheat, alternative minimum, universal service fund, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any Governmental Entity or political subdivision thereof, and any interest, penalty, additions to tax or additional amounts in respect of the foregoing.

“Tax Advisor” means a Tax counsel or accountant, in each case of recognized national standing.

“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign Tax credit, excess charitable contribution, general business credit, research and development credit, earnings and profits, basis, or any other Tax Item that could reduce a Tax or create a Tax Benefit.

3

“Tax Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means any refund, credit, or other item that causes reduction in otherwise required liability for cash Taxes.

“Tax Contest” means an audit, review, examination, contest, litigation, investigation or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax Item” means, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.

“Tax Law” means the Law of any Governmental Entity or political subdivision thereof relating to any Tax.

“Tax Opinions” means any opinions of Tax Advisors deliverable to TFMC in connection with the Distribution.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means any (a) Tax Returns, (b) Tax Return workpapers, (c) documentation relating to any Tax Contests, and (d) any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) maintained or required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority, in each case filed or required to be filed with respect to or otherwise relating to Taxes.

“Tax Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed under the Code or other Tax Law with respect to Taxes, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“TEN Business” has the meaning set forth in the Separation Agreement.

“TEN Carryback” means any net operating loss, net capital loss, excess Tax credit, or other similar Tax item of any member of the TEN Group which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.

 “TEN Equity Awards” means options, share appreciation rights, restricted shares, share units or other compensatory rights with respect to TEN Shares.

“TEN Equity Compensation Award” has the meaning set forth in the Employee Matters Agreement.

“TEN Group” has the meaning set forth in the Separation Agreement.

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“TEN Indemnitees” has the meaning set forth in the Separation Agreement.

“TEN Separate Return” means any Tax Return of or including any member of the TEN Group (including any consolidated, combined or unitary return) that does not include any member of the TFMC Group.

“TEN Shares” has the meaning set forth in the Separation Agreement.

“TFMC Business” has the meaning set forth in the Separation Agreement.

“TFMC Equity Compensation Award” has the meaning set forth in the Employee Matters Agreement.

“TFMC Group” has the meaning set forth in the Separation Agreement.

“TFMC Indemnitees” has the meaning set forth in the Separation Agreement.

“TFMC Separate Return” means any Tax Return of or including any member of the TFMC Group (including any consolidated, combined or unitary return) that does not include any member of the TEN Group.

“TFMC Shares” has the meaning set forth in the Separation Agreement.

“Third Party” means any Person other than the Parties or any of their respective Subsidiaries.

“TIOPA” means the UK Taxation (International and Other Provisions) Act 2010.

“Transactions” has the meaning set forth in the Separation Agreement.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“UK Group Relief” means (a) group relief capable of being surrendered or claimed pursuant to Part 5 of the UK Corporation Tax Act 2010, or (b) the notional transfer of an asset or reallocation of a gain or loss pursuant to section 171A or section 179A of the UK Taxation of Chargeable Gains Act 1992 and the notional reallocation of a gain pursuant to section 792 of the UK Corporation Tax Act 2009.

“UK Tax Relief” means any loss, relief, allowance, set-off, deduction, credit, or relief from or against or available for UK Tax purposes and/or in respect of UK Tax or in the computation of income, profits, or gains for UK Tax purposes of Tax or any right to a repayment of, or saving in respect of, UK Tax, including UK Group Relief.

“Valuations” means the valuations and methodologies prepared for TFMC to facilitate, or otherwise in connection with, the Separation and the carrying values reflected on TEN’s opening balance sheet following the Distribution.

5

Other Defined Term References

Defined Term	Section
Agreement	Preamble
Code	Recitals
Controlling Party	Section 7.2(c)
Final Allocation	Section 2.5(b)
Intended Tax Treatment Interest Restriction Returns	Recitals Section 2.6(b)(ii)
Loss	Section 4.2(a)
Non-Controlling Party	Section 7.2(c)
Party	Preamble
Past Practices	Section 2.3(a)
Payor	Section 3.3(a)
Proposed Allocation	Section 2.5(b)
Required Party	Section 3.3(a)
Retention Date	Section 6.1
Separation Agreement	Recitals
Substantial Authority	Section 2.3(a)
Tax Matters Disputes	Section 11.1
TEN	Recitals
TFMC	Preamble

6

Exhibit A

French Group Exit Agreements

A - 1